Exhibit 99.10


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information included in Post-Effective Amendment No. 27 to the Registration Statement (Form N1-A, No. 33-36700) of the Investor Class, Institutional Class, Advisor Class A, Advisor Class B, and Advisor Class C of the SAFECO Common Stock Trust.

We also consent to the incorporation by reference therein of our report dated January 25, 2002 with respect to the financial statements included in the SAFECO Common Stock Trust's Annual Report for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                                                     /s/ Ernst & Young LLP

Seattle, Washington
January 15, 2003